Exhibit 23.6

CONSENT OF TETRA TECH INC.

The undersigned hereby states as follows:

We assisted with the preparation of the assisted with the preparation of the NI 43-101Technical Report Preliminary Economic Assessment of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date February 8, 2013, issue date March 4, 2013 for Vista Gold Corp. (the “Company”),  the “NI 43-101Technical Report Resource of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date November 5, 2012, issue date November 29, 2012, the “Mt. Todd Gold Project - Updated Preliminary Economic Assessment Report - Northern Territory, Australia” dated June 11, 2009, the “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011, and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012, (together all such reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) which in turn is incorporated by reference in this Registration Statement on Form S-8.

We hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports, including the reference to the Guadalupe de los Reyes Gold/Silver Project and the Mt. Todd Gold Project included with such information, and the reference to our name as set forth in the Form 10-K.

TETRA TECH INC.
By:	/s/ Vicki Scharnhorst
Name:	Vicki Scharnhorst
Title:	Principal

Date: October 1, 2013